Skullcandy Appoints David Raffone Chief Sales and Revenue Officer
PARK CITY, Utah - July 22, 2014 - Skullcandy, Inc. (NASDAQ: SKUL) today announced the appointment of David Raffone as Chief Sales and Revenue Officer effective no later than August 11, 2014.
Raffone has over 20 years of branded consumer electronics sales experience most recently serving as Vice President, U.S. Sales Division with Sony Electronics, Inc. He has held multiple senior sales and marketing roles during his 18 year tenure with Sony after beginning his career with American Express and Johnson & Johnson. Raffone earned a B.S. in Business Administration from Monmouth University.
“We are very excited to add Dave to our senior leadership team. I am confident he will be a great partner and he is a great fit for Skullcandy,” said Hoby Darling, President and Chief Executive Officer of Skullcandy. “He brings tremendous senior sales and channel marketing experience in consumer electronics that will be a tremendous asset as we continue to grow and innovate audio. Dave perfectly complements our senior leadership team and his hire is one of the last steps to finalizing our long-term senior management team. He has successfully worked with our largest accounts and also has a deep understanding of the importance of our smaller, key influencer partners who have supported us for the last 10 years to build the strength of the Skullcandy brand. Dave’s active lifestyle and team first values are also in-step with our brand ethos and corporate culture.”
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. Skullcandy was launched in 2003 and quickly became one of the world's most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company's products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.
Contacts
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Brendon Frey / Joe Teklits
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Brendon.Frey@icrinc.com
Joseph.Teklits@icrinc.com